Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2022, relating to the financial statements of Professional Diversity Network, Inc., appearing in the Annual Report on Form 10-K of Professional Diversity Network, Inc., for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

Ciro E. Adams, CPA, LLC

Wilmington, DE 19806-1004

January 18, 2023